CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Starboard Investment Trust.  Such references appear in the Thornhill Strategic Equity Fund’s Statement of Additional Information under the heading “Independent Registered Public Accounting Firm.”

BBD, LLP

Philadelphia, Pennsylvania
August 27, 2012